EXHIBIT 4.3

        0/2004

RESTRICTED STOCK PURCHASE AGREEMENT

        AGREEMENT dated as of                        , 200    between 3D SYSTEMS CORPORATION, a Delaware corporation (the "Company"), and                        (the "Participant").

        The 2004 Incentive Stock Plan (the "Plan") of 3D Systems Corporation is designed to assist the Company and its subsidiaries and affiliates in attracting and retaining employees and consultants of outstanding competence by providing an incentive that permits the persons responsible for the Company's growth to share directly in that growth and to further the identity of their interests with the interests of the Company's stockholders. The Participant is eligible to receive grants of shares of the Company's common stock, $0.001 par value per share ("Common Stock") under Section 6 of the Plan.

        NOW, THEREFORE, the Company and the Participant mutually agree as follows:

Section 1. Purchase and Sale of Stock

        Subject to the terms and conditions hereinafter set forth, the Company hereby sells to the Participant and the Participant purchases from the Company                         shares of Common Stock for a purchase price of $            per share (subject to adjustment pursuant to Section 3(a) of the Plan) (the "Issue Price"), receipt of which the Company hereby acknowledges. The Company will deliver to the Participant a certificate representing such shares of Common Stock within a reasonable time after execution of this Agreement.

Section 2. Terms and Conditions of 2004 Incentive Stock Plan of 3D Systems Corporation

        The Participant agrees that all shares of Common Stock issued pursuant to this Agreement shall be held in accordance with the terms and conditions of the Plan. The authority of the Company to enter into this Agreement and to issue shares of Common Stock pursuant hereto is derived exclusively from the Plan. If any terms or conditions of this Agreement conflict with any terms or conditions of the Plan, the terms and conditions of the Plan shall control.

Section 3. Restriction on Transfer

        Except as permitted in Sections 6(c) and 9 of the Plan, no shares of Common Stock issued pursuant to this Agreement, or any interest therein, shall be sold, transferred, pledged, encumbered or otherwise disposed of by the Participant so long as the Participant shall remain a Participant of the Company, except that such restrictions may expire earlier as provided by Section 8 of the Plan.

Section 4. Repurchase Option and Period of Restriction

        (a)   Unless a different period is specified by the Committee at the time an award of Restricted Stock is granted, for a period beginning on the date of the grant and ending on the third anniversary of such date or the date specified in paragraph (b) below, whichever is later, the Common Stock underlying such award shall be subject to an option in favor of the Company to repurchase at a price per share equal to the Issue Price. The option of the Company only shall become exercisable upon the termination of employment or service of the Participant with the Company, a Subsidiary or an Affiliate, other than by reason of death or Disability.

        (b)   Notwithstanding anything in the Plan or herein to the contrary, in the case of a Participant who terminates employment or service within 120 days or less before the third anniversary of the grant date, the option of the Company to repurchase the Restricted Stock shall not expire until 120 days after the date of such termination.

        (c)   The decision to exercise any such option as to all or part of the Common Stock subject thereto shall be made by the Committee and communicated to the Chief Executive Officer or other appropriate officer of the Company authorized to take any action necessary to effectuate such decision.

        (d)   Neither the Common Stock underlying an award of Restricted Stock nor any interest therein shall be sold, transferred or encumbered until such option expires.

Section 5. Exercise of the Repurchase Option

        The Company shall exercise its option to repurchase the Common Stock underlying a grant of Restricted Stock, in whole or part, by sending written notice to the Participant at the address specified by the Participant for such purpose no later than 120 days after the Participant's termination of employment or service. The notice shall set forth all necessary information to instruct the Participant in respect of endorsing and returning to the Company the certificates representing such Common Stock, including the date on which such certificates should be returned. Written notice also may be delivered in person to the Participant, at any location, provided that such delivery occurs no later than 120 days after the Participant's termination of employment or service. The Participant or any successor in interest with respect to such Common Stock shall have no further rights as a stockholder of the Company from and after the date specified in the notice. If certificates duly are delivered in accordance with the written notice, the Company promptly shall send the Participant a check in repayment of the Issue Price. The Company shall affix to such certificates any required stock transfer stamps. If certificates are not so delivered, the Company shall deposit the required amount of payment in an escrow account in the name of the Participant to be held pending delivery of the certificates, and the Company immediately shall advise its transfer agent of such action.

Section 6. Undertakings of Participant

        The Participant represents and agrees that he or she will comply with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), with respect to such shares, and he or she will indemnify the Company for any costs, liabilities and expenses that it may sustain by reason of any violation of the Securities Act or the Securities Exchange Act caused by any act or omission on his or her part with respect to such shares.

Section 7. Government and Other Regulations and Restrictions; Legends

        The obligation of the Company to issue Common Stock upon execution of this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. The Participant consents to the imprinting of the following legend on any certificate or certificates evidencing such shares and to the entry of a stop- transfer order with respect thereto in the records of the Company's transfer agent:

  The shares represented by this certificate may be sold, transferred or otherwise disposed of only if registered under the Securities Act of 1933, as amended, or if in the opinion of counsel to 3D Systems Corporation, an exemption from registration is available.

        The Participant acknowledges that, so long as the restrictions on transfer imposed by the Plan remain in effect, all shares issued under the Plan shall be represented by certificates that will be imprinted with the legend substantially in the following form:

  This certificate and the shares represented hereby are held subject to the terms of the 2004 Incentive Stock Plan (the "Plan") of 3D Systems Corporation (the "Company"), which Plan provides that the shares issued pursuant thereto are subject to an option in favor of the Company to reacquire such shares at a price that may be significantly lower than their fair market value and that neither such shares nor any interest therein may be sold, transferred or encumbered until the expiration of such option. If such option is exercised, the holder of the shares represented by this certificate will have no further rights with respect to such shares and this certificate will be deemed void. A copy of such Plan is available for inspection at the executive offices of the Company.

and shall have in effect a stop-transfer order with respect thereto. Upon the expiration of the Company's option to reacquire the shares of Common Stock, the Participant may surrender to the Company the certificate(s) representing such Common Stock in exchange for a new certificate(s), free of the above legend, or for a statement from the Company representing such shares in book entry form free of such legend.

Section 8. Registration of Shares

        The Company shall use its reasonable commercial efforts to cause the shares of Common Stock issuable in connection with this Plan to be registered under the Securities Act of 1933, as amended (the "Securities Act"), but shall otherwise be under no obligation to register any shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time any shares of Common Stock are issued pursuant to the Plan, there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering such shares of Common Stock, the Participant to whom such shares are to be issued will execute and deliver to the Company upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Company, that (i) such Participant has had access or will, by reason of such person's employment or service with the Company, or otherwise, have access to sufficient information concerning the Company to enable him or her to evaluate the merits and risks of the acquisition of shares of the Company's Common Stock pursuant to the Plan, (ii) such Participant has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition, (iii) it is the intention of such Participant to acquire and hold such shares for investment and not for the resale or distribution thereof, (iv) such Participant will comply with the Securities Act and the Exchange Act with respect to such shares, and (v) such Participant will indemnify the Company for any cost, liability and expense that the Company may sustain by reason of any violation of the Securities Act or the Exchange Act occasioned by any act or omission on his or her part with respect to such shares.

Section 9. No Rights in Common Stock

        The prospective recipient of a Restricted Stock award shall not have any right with respect to such award, unless and until the recipient has executed an agreement evidencing the award, delivered a fully executed copy thereof to the Company, and otherwise complied with the terms and conditions of such award and of Section 6 of the Plan, and then only from the date such person becomes the record owner of the shares of Restricted Stock. Once the conditions in the foregoing sentence have been satisfied, and except as provided in Section 6(c) of the Plan, the Participant shall have with respect to an award of Restricted Stock all the rights of a stockholder of the Company, including the right to vote and to receive cash dividends (if any). The Committee, in its sole discretion, as determined at the time of the award, may permit or require such cash dividends (if any) to be reinvested in additional Restricted Stock, provided that sufficient shares of Common Stock are available under Section 3 of the Plan for such reinvestment (taking into account then outstanding awards under the Plan). Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

Section 10. Notices

        Any notice that either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Company at 26081 Avenue Hall, Valencia, California 91355, attention of the Secretary of the Company, or to the Participant at the address set forth below or at such other address as either party may designate by notice to the other.

Section 11. Adjustments

        In the event of any change in the outstanding shares of Common Stock or other securities then subject to the Plan by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, or if the outstanding securities of the class then subject to the Plan are exchanged for or converted into cash, property or a different kind of security, or if cash, property or securities are distributed in respect of such outstanding securities (other than a regular cash dividend), then, unless the terms of such transaction shall provide otherwise, such equitable adjustments shall be made in the Plan and the awards thereunder (including, without limitation, appropriate and proportionate adjustments in (i) the number and type of shares or other securities that may be acquired pursuant to awards theretofore granted under the Plan; (ii) the maximum number and type of shares or other securities that may be issued pursuant to awards thereafter granted under the Plan; (iii) the number of shares of Restricted Stock that are outstanding; and (iv) the maximum number of shares or other securities with respect to which awards may thereafter be granted to any Participant in any Plan Year) as the Committee determines are necessary or appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock available for distribution under the Plan as set forth in Section 3 of the Plan. Such adjustments shall be conclusive and binding for all purposes of the Plan.

Section 12. Successors

        The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock of the Corporation pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy or representative of creditors of such person.

Section 13. Company's Right to Terminate Retention; Exclusivity

        Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Participants, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements either may be generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor a grant to a Participant of any Stock Option, Restricted Stock award or Performance Award shall confer upon any Participant any right to continued employment or service with the Company.

Section 14. Payment of Withholding Tax

        The Participant undertakes to comply with any appropriate requests that may be made by the Company in respect of the withholding of any federal, state or local taxes and any other charges that may be required by law to be withheld by reason of a grant or the issuance of shares of Common Stock pursuant to the Plan.

Section 15. Applicable Law

        This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

3D SYSTEMS CORPORATION
By:

Name: Title:
PARTICIPANT
Name: